FOR IMMEDIATE RELEASE

NEWS RELEASE

Nord Resources Corporation
1 W. Wetmore Road, Suite 203
Tucson, Arizona 85705
Tel: (520) 292-0266 Fax: (520) 292-0268

Nord Resources Corporation Announces
Results of Phase 2 Geophysics Program and
Commencement of Drill Program at Coyote Springs Project
Tuesday, February 20, 2007

SOURCE: Nord Resources Corporation

TUCSON, Arizona., February 20, 2007 - Mr. Erland A. Anderson, President and Chief Executive Officer of Nord Resources Corporation ("Nord") (Other OTC: NRDS.PK - News) announced today that Nord has completed the phase 2 ground geophysical survey (Induced Polarization – IP, and Resistivity) at the Coyote Springs property. Nord holds an exclusive option to purchase the two State of Arizona exploration leases and 52 unpatented mining claims on the property, which is a porphyry copper-gold exploration target with exposed, surface copper oxides and considerable potential for deeper copper sulfides. The purpose of the survey was to confirm the initial drill target located during the phase 1 geophysical survey, and was undertaken as part of Nord’s preliminary exploration activities that are intended to help it determine whether it should exercise the option. Additional information regarding Nord’s option to purchase agreement may be found in the company’s SEC filings.

The work was performed by Zonge Engineering & Research of Tucson, Arizona, under the direction of Anthony M. Hauck III, Consulting Geophysicist and J.P. Matthews, Consulting Geophysicist. The phase 2 survey confirmed anomalous IP values at depths in excess of 1000 meters. The anomaly, which has been located along a north 30 east line and two east – west lines on the down-thrown side of the Foothills Fault, is, according to Mr. Hauck, “characteristic of a deep, mineralized porphyry, and is considered a viable drill target”. Further, “the inverted resistivity results for line 2 show an overlying resistivity low at about 1000 meter elevation which could be due to an oxidized porphyry.”

Based on the results of the phase 2 geophysics, a phase 1 drill program has been planned to initially test the anomaly. The drilling is scheduled to commence on or around February 21, 2007. The drilling will be conducted by Boart Longyear. Mr. Anderson commented, “We are very pleased with the outcome of the confirmatory geophysics at Coyote Springs and we are looking forward to the results from our first drill hole.”

The Coyote Springs property covers over 5 square miles and borders Phelps Dodge Corporation's Dos Pobres copper development project near Safford, Arizona. Phelps Dodge is currently constructing the Dos Pobres mine and has announced that full production is scheduled for the last half of 2008.

For information contact:

Erland Anderson, President & CEO, (520) 292-0266

Website: www.nordresources.com

Forward-Looking Statement Disclaimer

This release contains forward-looking information within the meaning of the Private Securities Litigation Reform Act of 1995. Statements in this news release concerning Nord’s expectations, plans, business outlook or future performance, including its plan to undertake additional exploration work on the Coyote Springs property, and any other statements concerning assumptions made or expectations as to any future events, conditions, performance or other matters, are “forward-looking statements”. Forward-looking statements are by their nature subject to risks, uncertainties and other factors which could cause actual results to differ materially from those stored in such statements. Such risks, uncertainties and factors include, but are not limited to the risks set forth in Nord’s most recent Form 10-KSB, Form 10-QSB and other SEC filings which are available through EDGAR at www.sec.gov. These are among the primary risks we foresee at the present time. Nord assumes no obligation to update the forward-looking statements.